Exhibit 99.1

BTU International Reports Fourth Quarter Sales and Fiscal Year 2011 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--February 28, 2012--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the fourth quarter and fiscal year ended on December 31, 2011.

Fourth quarter net sales were $14.9 million, down 11.8 percent compared to $16.9 million in the preceding quarter, and down 45.6 percent compared to $27.4 million for the same quarter a year ago. Net loss for the fourth quarter of 2011 was $2.3 million, or ($0.25) per diluted share, compared to a net loss, of $2.2 million, or ($0.23) per diluted share, in the preceding quarter and compared to a net income of $2.2 million, or $0.24 per diluted share, in the fourth quarter of 2010.

Net sales for the year were $76.1 million, down 6.7 percent compared to $81.6 million for the year 2010. Net loss for 2011 was $2.7 million, or ($0.29) per diluted share, compared to a net income of $2.2 million, or $0.23 per diluted share, for the year 2010.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Based upon key customer inputs, the 2011 year started out with high expectations for continuing strong expansion of the solar cell manufacturers. During the second quarter, the first signals appeared that customers were delaying capacity expansions. It soon became clear that the solar industry started to cope with a large overcapacity. For BTU it meant that we had to significantly change our plans with a shift in business mix from alternative energy to electronics. The company took a number of steps to reduce expenses to manage the downturn in solar without withholding funding from our key development projects for solar and electronics. Our longer term expectations are for solar to return to a growth path as costs continue to decline and the need for subsidies through feed-in tariffs will become less important.”

Outlook

“We expect first quarter revenues to be in the $15 million to $16 million range with continuing weakness in the solar marketplace offset in part by stronger sales to our electronics customers. Gross margins are expected to improve modestly from the fourth quarter of 2011 due to a reduction in expenses as we continue to focus on cost efficiencies across our product lines. Operating expenses for the first quarter of 2012 are expected to be essentially flat as a percentage of sales compared with the fourth quarter of 2011,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2012, in a conference call to be held today, February 28, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through March 16, 2012, and can be accessed at this website or by phone at (855) 859-2056, pass code 29165103.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell and nuclear fuel manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the return of growth in the solar industry and the company's expected revenues, gross margins and operating expenses and financial performance for the first quarter of fiscal year 2012. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 28, 2012, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net sales	$14,878	$27,373	$76,128	$81,607
Costs of goods sold	11,033	16,571	47,542	47,851

Gross profit	3,845	10,802	28,586	33,756

Operating expenses:

Selling, general and administrative	4,800	6,529	22,721	23,063
Research, development
and engineering	1,511	1,762	7,056	6,575
Restructuring	49	-	401	-

Operating income (loss)	(2,515)	2,511	(1,592)	4,118

Interest income	23	18	77	81
Interest expense	(109)	(135)	(481)	(601)
Foreign exchange gain (loss)	33	(24)	(139)	(33)
Other income (loss), net	134	(11)	365	(6)

Income (loss) before provision
for income taxes	(2,434)	2,359	(1,770)	3,559

Provision (benefit) for income taxes	(111)	120	952	1,378

Net income (loss)	$(2,323)	$2,239	$(2,722)	$2,181

Income (loss) per share:
Basic	$(0.25)	$0.24	$(0.29)	$0.24
Diluted	$(0.25)	$0.24	$(0.29)	$0.23

Weighted average number of
shares outstanding:
Basic shares	9,481,014	9,303,734	9,433,736	9,277,462
Effect of dilutive options	-	218,370	-	150,539

Diluted shares	9,481,014	9,522,104	9,433,736	9,428,001

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2011	2010

Current assets
Cash and cash equivalents	$18,948	$22,753
Accounts receivable, net	12,422	17,895
Inventories	17,510	19,274
Other current assets	1,227	1,091

Total current assets	50,107	61,013

Property, plant and equipment, net	5,650	6,148

Other assets, net	124	484

Total assets	$55,881	$67,645

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$379	$359
Trade accounts payable	3,527	10,116
Other current liabilities	4,567	9,001

Total current liabilities	8,473	19,476

Long-term debt, less current portion	7,956	8,329

Total liabilities	16,429	27,805

Total stockholders' equity	39,452	39,840

Total liabilities and stockholders' equity	$55,881	$67,645

Source: BTU International E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel